Exhibit 99.1

550 Meridian Avenue San Jose, CA 95126 Phone: +1-408-938-5200 Fax: +1-408-790-3800 lonworks@echelon.com www.echelon.com

News Information	For Immediate Release

Contact

Chris Stanfield

Echelon Corporation

(408) 938-5243

cstanfield@echelon.com

Echelon Reports First Quarter 2008 Revenue Results

SAN JOSE, CA – April 30th, 2008 – Echelon Corporation (NASDAQ: ELON) today reported its revenue, cash and cash equivalent, and short-term investment balance results for the quarter ended March 31, 2008. As a result of the company’s previously announced earnings restatements relating to non-cash equity compensation expense and the accounting for its leased headquarters facility, the company is not able to provide full detailed GAAP or Non-GAAP financial information for the quarter ended March 31, 2008 at this time.

Revenues for the quarter ended March 31, 2008 were $35.6 million compared to $39.3 million for the same period in 2007. Revenues for the first quarter of 2008 were comprised of $20.5 million from products and services sold to our Networked Energy Services (“NES”) customers, $13.8 million from our LONWORKS® infrastructure (“LWI”) product line, and $1.3 million related to the Enel project. Revenues for the quarter ended March 31, 2007 were comprised of $24.9 million from our NES product line (of which approximately $14.4 million was related to the recognition of revenue deferred from earlier periods), $13.3 million from our LWI product line, and $1.2 million from the Enel project.

“Setting aside the accounting concerns that we are working hard to address, I am pleased that we have started 2008 by exceeding our revenue guidance across our products lines,” said

Ken Oshman, Echelon’s chairman and chief executive officer. “Our LONWORKS infrastructure product line did well, which we believe reflects an increased adoption of our products and accelerated implementation of LONWORKS based control systems for energy management purposes,” continued Mr. Oshman. “In our Networked Energy Services (NES) product line we benefited from some shipments arriving earlier than we had expected, resulting in them being recognized as revenue in the first quarter rather than the second. We also continued making progress towards our 2008 goals, announcing a win this past quarter at the Swedish utility Halmstad and more recently at the Danish utility EnergiMidt. Both of these are good indications of the global opportunity for advanced metering infrastructure and Echelon’s strong position in the market.”

“We see an ever-increasing awareness of the benefits that our products bring not only to smart grid applications but also to energy management. Our customers tell us that their integrator channels are beginning to adopt an ‘energy consultant’ role – a clear indicator, we believe, that the market has begun to recognize that the value of intelligent control systems and advanced energy managements systems are intrinsically intertwined. One example of this is the new StarSense streetlighting system from Philips. It is much more than just a lighting system. The StarSense system is also a communications infrastructure that utilities and cities can leverage for safety, traffic, light pollution, and operation savings above and beyond the potential to save up to 40% of their electricity consumption.”

Mr. Oshman continued, “Even in something as inherently energy efficient as LED lighting we’re seeing the adoption of Echelon’s products and technology. At the recent Light + Building show in Frankfurt in early April, companies were displaying products based on our Pyxos™ and LONWORKS products that brought greater levels of control down to tiny clusters of LED lights. They do this to even further reduce the energy consumption of the fixtures, but more importantly to control the color and quality of the lighting to make it more attractive to end-users.”

Mr. Oshman concluded, “While we have not seen any impact from the falling dollar or tightening credit markets on our customers’ buying plans, both of these phenomena are working together to make this a challenging year. That said, we remain confident that we are in the right place at the right time with products to help utilities, cities, businesses and consumers monitor and manage their energy consumption and that the opportunity for Echelon remains very strong. We believe that we are the leader in advanced metering infrastructure worldwide with our NES system and that our LWI product line represents the infrastructure for enormous energy savings.”

Business Outlook

The following statements are based on the company’s current expectations. These statements are forward-looking, and actual results may differ materially. Please see “Risk Factors of Forward Looking Statements” at the end of this release for a description of certain important risk factors that could cause actual results to differ.

Echelon management offers the following revenue guidance, along with additional perspective on anticipated operating results for the quarter ending June 30, 2008 and the full year ending December 31, 2008.

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For the quarter, revenue is expected to be approximately $32.4 million. We expect NES system revenues to be approximately $17.0 million, LONWORKS infrastructure revenues to be approximately $14.0 million, and Enel project revenues to be approximately $1.4 million. Of the $17.0 million of forecasted NES revenue, the timing of approximately $5.0 million is such that customer acceptance may or may not occur before the end of the quarter. To the extent customer acceptance for some or all of those units does not occur until after the quarter close, the corresponding revenue would be recognized in a later period.

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For the full year, we continue to expect total revenues of approximately $178.0 million. The breakdown of this amount also remains unchanged, with NES revenues expected to be approximately $110.0 million, LONWORKS infrastructure revenues to be approximately $58.0 million, and Enel project revenues to be approximately $10.0 million.

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Irrespective of the impact the equity compensation and lease accounting restatements will have on our financial results in future quarters, we are beginning to see trends that will likely impact both our GAAP and non-GAAP operating results for the second quarter and full year 2008. These trends include the following:

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In cost of goods sold, we are experiencing both direct and indirect cost pressures resulting from a variety of issues, including unfavorable exchange rates, increased commodity prices, greater than anticipated manufacturing variances and overhead, and increased one-time costs associated with our transition between contract manufacturers. The net result is that we currently expect these factors will reduce our overall gross margin for the year by one to three percentage points.

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In our operating expenses, we face two issues: the weak dollar and the additional general and administrative costs associated with the restatement of our historical financial statements. Taken together, it is possible these issues will increase our operating expenses by approximately $1.0 million to $1.5 million from our previous estimate of $69.0 million.

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Lastly, we expect our interest income for the year will decrease by approximately 50% from the $5.0 million we estimated at the beginning of the year. This anticipated decrease is the combined result of the recent actions taken by the Federal Reserve to reduce short-term interest rates, coupled with changes we’ve made to our investment policy guidelines to help ensure capital preservation.

For those interested in further discussion regarding this release, Echelon’s management will participate in a conference call today at 11:00 am PT (1:00 pm Central/2:00 pm Eastern). To access the conference call, dial +1-877-795-3638 (callers outside the US please use +1-719-325-4808); however, due to a limited number of available phone lines, the company asks that only those persons without Web access call this number. The call will be available live today, and for playback on the Investor Relations section of Echelon’s web site (www.echelon.com) through June 30th, 2008.

About Echelon Corporation

Echelon Corporation (NASDAQ:ELON) is a networking company that provides products and systems that can monitor and save energy, lower costs, improve productivity and enhance service, quality, safety and convenience by networking together everyday devices in utility, building, industrial, transportation and home control systems. Tens of millions of smart devices based on Echelon’s products and systems are in use around the world today bringing benefits to consumers and industry. More information about Echelon can be found at http://www.echelon.com.

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Echelon, LONWORKS and the Echelon logo are trademarks of Echelon Corporation registered in the United States and other countries. Pyxos is a trademark of Echelon in the US and other countries. Other marks belong to their respective holders.

This press release may contain statements relating to business outlook, future financial and operating results, and overall future prospects, including projected revenue and other financial results for the second quarter and full year 2008, and statements regarding opportunities in automated metering infrastructure projects, control and energy management systems, and street lighting projects. Such statements may involve risks and uncertainties, including risks associated with uncertainties pertaining to the development and growth of markets for Echelon’s products and services, particularly our NES products; risks relating to the ability of Echelon’s products and services to perform as designed and meet customer and consumer expectations; risks that our products or technology might not be accepted in standards specifications, or even if accepted, that our products might not be used in applicable implementations; the risk that a utility that awards a tender to Echelon or one of its resellers will not proceed with a deployment, will order fewer than the number of meters anticipated by Echelon or will cancel the project, or the risk that the project will not pass certain tests imposed by the utility; the risk that Echelon does not meet expected shipment schedules for the NES system; risks associated with uncertainties pertaining to the timing and level of customer orders and demand for products and services; risks that the application of U.S. generally accepted accounting principles could significantly affect the method of calculating and the timing of NES revenues that Echelon expects to recognize from time to time; and other risks identified in Echelon’s SEC filings. In addition, Echelon previously reported that it would restate certain financial statements to reflect the misapplication of the company’s equity compensation software in accounting for its equity compensation awards, as well as to correct errors in the accounting for building lease expense, and that the Audit Committee concluded that the company must restate its historical financial statements to record these additional expenses. The company has not yet determined the effect that the change in lease accounting will have on the company’s past and future financial statements. Moreover, other necessary adjustments to Echelon’s financial statements may be identified prior to filing the restated financial statements. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Echelon undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The financial statements that follow should be read in conjunction with the notes set forth in Echelon’s Form 10-Q for the quarter ended March 31, 2008 when filed with the Securities and Exchange Commission; and with our 2007 annual report on Form 10-K, which was filed with the Securities and Exchange Commission in March 2008.

ECHELON CORPORATION CONSOLIDATED REVENUES

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2008	2007
Revenues:
Product	$34,667	$39,077
Service	928	192

Total revenues	$35,595	$39,269

ECHELON CORPORATION

CASH AND CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

(In thousands)

(Unaudited)

	March 31, 2008	December 31, 2007
Cash and cash equivalents	$86,958	$76,062
Short-term investments	18,066	31,128

Total cash and cash equivalents and short-term investments	$105,024	$107,190